EXHIBIT 23.1

CONSENT OF COUNSEL

We hereby consent to the reference to us in the Supplement No. 1 to Prospectus dated February 11, 2009, constituting part of this Post-Effective Amendment No. 5 to Form S-1 Registration Statement, under the captions “Federal Income Tax Consequences,” “Legal Matters” in the Prospectus and “Experts” in the Prospectus Supplement.

New York, New York

April 22, 2009

/s/ Arnold & Porter LLP